Exhibit 99.1

Planar Announces Fiscal First Quarter 2012 Financial Results

Company reports 85 percent year over year growth in quarterly Digital Signage product sales

BEAVERTON, Ore. – February 7, 2012 – Planar Systems, Inc. (NASDAQ: PLNR), a worldwide leader in specialty display solutions, recorded sales of $47.7 million and GAAP loss per share of $0.16 in its first fiscal quarter ended December 30, 2011. On a Non-GAAP basis (see reconciliation table), loss per share was $0.09 in the first quarter of fiscal 2012.

“I am pleased that we continued to make good progress growing revenue, especially related to our digital signage product offerings,” said Gerry Perkel, Planar’s President and Chief Executive Officer. “In addition, we are very excited about our new Planar Mosaic offering, and the opportunity it presents for future sales growth as we look to penetrate an entirely new market space for digital signage.” The Company announced its entry into the architectural design market earlier today with its Planar® Mosaic™ line of display products. This unique display system will focus on new and emerging applications for digital display signage used in creative design installations and will begin shipping in the Company’s third fiscal quarter.

FIRST QUARTER BUSINESS HIGHLIGHTS

•	Revenue grew 14% compared to the first quarter of last year, with the Americas increasing 18%, Europe, the Middle East and Africa (EMEA) declining 5% and Asia Pacific increasing 18%

•

Sales of Planar digital signage products totaled $10.9 million, and represented 23% of total revenue and 85% growth compared with the first quarter of the previous fiscal year, led by sales of Clarity™ Matrix (LCD video wall systems) which increased 140% compared to the same period in fiscal 2011

•	Rear projection cube sales grew 17% compared with the first quarter of last year, with the majority of the growth coming from the Americas and Asia Pacific regions

•	Sales of Planar’s PT Series™ touch monitors increased 10% compared with the first quarter of 2011

•	Announced Planar Silhouette™, a new product offering consisting of a set of free-standing digital signage displays for electronic sculpture and architectural applications

FIRST QUARTER FISCAL 2012 RESULTS

The Company’s total sales for the first quarter of fiscal 2012 increased 14 percent compared with the same period a year ago. The increase was primarily driven by increased sales of Clarity Matrix LCD video wall products, rear projection cubes and desktop and touch monitors, partially offset by declining sales of Electroluminescent (EL) displays due primarily to the timing of planned customer rollouts.

The Company’s consolidated gross profits (on a Non-GAAP basis) were 22.1 percent in the first quarter of 2012, down from 28.0 percent in the first quarter of 2011 (see reconciliation table). The decrease in gross profit margin, as a percent of sales, from the previous year was primarily due to a specific reduction in the carrying value of inventory for certain end-of life-products. Total operating expenses (on a Non-GAAP basis) for the first quarter of 2012 increased approximately $1.4 million to $13.5 million compared with the same quarter a year ago, primarily driven by increased sales and marketing expenses. Consistent with prior quarters, the Company has increased sales and marketing headcount as well as marketing program spending as a part of the Company’s growth strategy, largely focused on pursuing increased sales of its growing digital signage products.

BUSINESS OUTLOOK

The Company expects total revenue to increase approximately 10 percent in fiscal 2012 compared to fiscal 2011, primarily driven by increases in its digital signage product sales and expected new design wins for custom industrial displays. The rate of year over year revenue growth will fluctuate from quarter to quarter depending on a number of factors including the timing, nature and size of design wins and related scheduled deliveries. For fiscal 2012 the Company anticipates second half revenues will increase over 10 percent compared to the first half of fiscal 2012 and the fourth quarter to be profitable on a Non-GAAP basis. As previously communicated, the Company continues to target 10 percent total revenue growth per year over the next 3 to 4 years, including 30 percent growth for sales of digital signage products and a longer term (FY15) business model of 4 to 6 percent operating income as a percent of total revenue.

For the second quarter of fiscal 2012, the Company expects sequential improvement in overall gross profit margin, as a percent of sales, offset by some increase in operating expenses intended to support ongoing execution of the strategy to drive sales growth. As a result, the Company currently anticipates revenue in the range of $45-48 million and a Non-GAAP loss between $0.06 and $0.08 per share for the second quarter of fiscal 2012.

Results of operations and the business outlook will be discussed in a conference call today, February 7, 2012, beginning at 2:00 PM Pacific Time. The call can be heard via the Internet through a link on Planar’s website, www.planar.com, or through numerous other investor sites, and will be available for replay until March 7, 2012. The Company intends to post on its website a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems Inc. (NASDAQ: PLNR) is a global leader in digital display technology providing premier solutions for the world’s most demanding environments. Retailers, educational institutions, government agencies, businesses, utilities and energy firms, and home theater enthusiasts all depend on Planar to provide superior performance when image experience is of the highest importance. Planar solutions are used by the world’s leading organizations in applications ranging from digital signage to simulation and from interactive kiosks to large-scale data visualization. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners, and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to Planar’s business operations and prospects, including statements relating to the Company’s expected levels of revenue and revenue growth, gross profit levels and expansion of gross profit rates, operating expense levels, levels of operating income and revenue levels and Non-GAAP loss for the second quarter of fiscal 2012, the fourth quarter of fiscal 2012, the second half of fiscal 2012 and the entire 2012 fiscal year, the long term business model (FY15) and the other statements made under the heading “Business Outlook,”. These statements are made pursuant to the safe harbor provisions of the federal securities laws. These and other forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and variations of such words and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: poor or further weakened domestic and international business and economic conditions; changes or continued reductions in the demand for products in the various display markets served by the Company; any delay in the timing of customer orders or the Company’s ability to ship product upon receipt of a customer order; the extent and timing of any additional expenditures by the Company to address business growth opportunities; any inability to reduce costs or to do so quickly enough, in either case, in response to reductions in revenue; adverse impacts on the Company or its operations relating to or arising from any inability to fund desired expenditures, including due to difficulties in obtaining necessary financing; changes in the flat-panel monitor industry; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or the ability to keep pace with technological changes; technological advances; shortages of manufacturing capacity from the Company’s third-party manufacturing partners or other interruptions in the supply of components the Company incorporates in its finished goods including as a result of natural disasters like the recent earthquakes and tsunami in Japan; future production variables resulting in excess inventory and other risk factors listed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

MEDIA CONTACTS:	INVESTOR CONTACTS:
Kim Brown	Ryan Gray
Planar Systems, Inc.	Planar Systems, Inc.
503.748.6724	503.748.8911
kim.brown@planar.com	ryan.gray@planar.com

Note Regarding the Use of Non-GAAP Financial Measures:

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company’s earnings release contains Non-GAAP financial measures that exclude share-based compensation and the requirements of Topic 718 of the FASB Accounting Standards CodificationTM, “Compensation-Stock Compensation”. The Non-GAAP financial measures also exclude impairment and restructuring charges, the amortization of intangible assets related to previous acquisitions, various tax charges including the valuation allowance against deferred tax assets, the gain or loss on foreign currency due to the non-cash nature of the charge, and various other adjustments. The Non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures.

Planar Systems, Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended
	Dec. 30, 2011	Dec. 31, 2010
Sales	$47,708	$41,763
Cost of Sales	37,197	30,105

Gross Profit	10,511	11,658
Operating Expenses:
Research and development, net	2,719	2,764
Sales and marketing	6,937	5,495
General and administrative	4,079	4,228
Amortization of intangible assets	175	512

Total Operating Expenses	13,910	12,999
Income (Loss) from operations	(3,399)	(1,341)
Non-operating income (expense):
Interest, net	—	(2)
Foreign exchange, net	426	72
Other, net	42	68

Net non-operating income (expense)	468	138
Income (loss) before taxes	(2,931)	(1,203)
Provision (benefit) for income taxes	265	100

Net Income (loss)	$(3,196)	$(1,303)

Net Income (loss) per share - basic	$(0.16)	$(0.07)
Net Income (loss) per share - diluted	$(0.16)	$(0.07)
Weighted average shares outstanding - basic	19,822	19,226
Weighted average shares outstanding - diluted	19,822	19,226

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

(unaudited)

	Dec. 30, 2011	Sept. 30, 2010
ASSETS
Cash	$20,271	$22,231
Accounts receivable, net	22,453	25,881
Inventories	43,828	42,967
Other current assets	4,912	4,587

Total current assets	91,464	95,666
Property, plant and equipment, net	3,853	4,265
Intangible assets, net	1,086	1,261
Other assets	4,427	4,110

	$100,830	$105,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	17,582	15,549
Deferred revenue	1,561	2,339
Other current liabilities	16,807	18,485

Total current liabilities	35,950	36,373
Other long-term liabilities	6,464	6,270

Total liabilities	42,414	42,643
Common stock	183,107	182,826
Retained earnings (deficit)	(121,508)	(118,096)
Accumulated other comprehensive loss	(3,183)	(2,071)

Total shareholders’ equity	58,416	62,659

	$100,830	$105,302

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	For the three months ended
	Dec. 30, 2011	Dec. 31, 2010
Gross Profit:
GAAP Gross Profit	10,511	11,658

Share-based Compensation	13	17

Total Non-GAAP adjustments	13	17

NON-GAAP GROSS PROFIT	10,524	11,675

NON-GAAP GROSS PROFIT PERCENTAGE	22.1%	28.0%

Research and Development:
GAAP research and development expense	2,719	2,764

Share-based Compensation	(39)	(51)

Total Non-GAAP adjustments	(39)	(51)

NON-GAAP RESEARCH AND DEVELOPMENT EXPENSE	2,680	2,713

Sales and Marketing:
GAAP sales and marketing expense	6,937	5,495

Share-based Compensation	(25)	(119)

Total Non-GAAP adjustments	(25)	(119)

NON-GAAP SALES AND MARKETING EXPENSE	6,912	5,376

General and Administrative:
GAAP General and Administrative Expense	4,079	4,228
Share-based Compensation	(205)	(277)

Total Non-GAAP adjustments	(205)	(277)

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE	3,874	3,951

Operating Expenses:
GAAP Total Operating Expenses	13,910	12,999
Share-based Compensation	(269)	(447)
Amortization of intangible assets	(175)	(512)

Total Non-GAAP adjustments	(444)	(959)

NON-GAAP TOTAL OPERATING EXPENSES	13,466	12,040

Reconciliation of GAAP to Non-GAAP Financial Measures Continued

(In thousands, unaudited)

	For the three months ended
	Dec. 30, 2011	Dec. 31, 2010
Income (Loss) from Operations:
GAAP income (loss) from operations	(3,399)	(1,341)
Share-based Compensation	282	464
Amortization of intangible assets	175	512

Total Non-GAAP adjustments	457	976

NON-GAAP INCOME (LOSS) FROM OPERATIONS	(2,942)	(365)

Income (Loss) before taxes & EBITDA:
GAAP income (loss) before taxes	(2,931)	(1,203)
Share-based Compensation	282	464
Amortization of intangible assets	175	512
Foreign Exchange, net	(426)	(72)

Total Non-GAAP adjustments	31	904

NON-GAAP INCOME (LOSS) BEFORE TAXES	(2,900)	(299)

Depreciation	564	553

NON-GAAP EBITDA	(2,336)	254

Net Income (Loss):
GAAP Net Income (loss)	(3,196)	(1,303)
Share-based Compensation	282	464
Amortization of intangible assets	175	512
Foreign Exchange, net	(426)	(72)
Income tax effect of reconciling items	1,353	212

Total Non-GAAP adjustments	1,384	1,116

NON-GAAP NET INCOME (LOSS)	(1,812)	(187)

GAAP weighted average shares outstanding—basic	19,822	19,226
NON-GAAP weighted average shares outstanding—diluted	19,822	19,226
GAAP Net Income (Loss) per share—basic	$(0.16)	$(0.07)
Non-GAAP adjustments detailed above	0.07	0.06
NON-GAAP NET INCOME PER SHARE (basic)	$(0.09)	$(0.01)
GAAP Net Income (Loss) per share—diluted	$(0.16)	$(0.07)
Non-GAAP adjustments detailed above	0.07	0.06
NON-GAAP NET INCOME PER SHARE (diluted)	$(0.09)	$(0.01)